Exhibit 10.1

PROMISSORY NOTE

AMOUNT: $500,000.00	FEBRUARY 14, 2012
INTEREST RATE: AFR Short Term Rate	WEST CALDWELL, NJ

FOR  VALUE RECEIVED, RICHARD A. HIGGS (hereinafter the “Borrower”) hereby promises to pay to the order of JBI, INC., a corporation of the State of Nevada, whose address is 11783 Allanport Road, Thorold, Ontario L0S 1K0, Canada (“Holder”), the total sum of FIVE  HUNDRED THOUSAND and 00/100 ($500,000.00) DOLLARS, United States currency, which includes interest at the short term  Applicable Federal Rate of interest as of the date hereof.

1. PAYMENT and INTEREST. This is a balloon note and the full sum of FIVE HUNDRED THOUSAND and 00/100 ($500,000.00) shall be due and payable on July 1, 2013 (hereinafter, the “Note”).  This amount includes interest at the Short Term Applicable Federal Rate of Interest existing as of the date hereof (0.19%).

2. INTEREST RATE. Interest shall be calculated as set forth above; provided, however, that the interest rate hereunder may be increased to the Default Interest Rate (as defined below).

3. INTEREST CALCULATIONS.  Interest shall  accrue  on the unpaid principal amount of this Note from the date hereof until all sums under this Note are paid in full.  Interest shall be computed on the basis of the actual number of days elapsed, as applicable, divided by a 360 day factor.

4. APPLICATION OF PAYMENTS.  Payments received under this Note (including prepayments, as allowed and specified below) shall be applied first to principal and then to accrued interest.   The making of any partial prepayment shall not change the due date of final payment hereunder.

5. LATE  FEES. If payment is not received within Ten (10) days following its due date, Holder shall  charge a late fee equal to Two (2.00%) Percent of the total amount overdue.

6. PREPAYMENTS.  Prepayment(s) of  the amount due hereunder are permitted at any time.  All prepayments shall be applied first to any outstanding principal and then to interest.

7. PLACE AND MANNER OF PAYMENTS. Payments under this Note are to be made in United States currency at the address of Holder recited in this Note or at such other location designated by Holder.  Any delay by Holder in submitting a statement of any amount due under this Note shall not relieve Borrower of its duty to inquire as to the amount due and to make timely payments.

8. COLLATERAL. This is the Note referred to in a certain Asset Purchase Agreement of even date herewith by and between Holder and Borrower (through Big 3 Packaging, LLC) (the “APA”), the terms and conditions of which are hereby incorporated into this Note verbatim and at length.  Capitalized terms in this Note that are defined in the APA and not otherwise defined in this Note shall have the meaning set forth in the APA.

9. DEFAULTS AND REMEDIES.  Upon the occurrence of an Event of Default, all sums outstanding under this Note may, at Holder’s sole option, become, or may be declared to be, immediately due and payable in full, and the Holder may exercise any of its other rights and remedies as set forth in the APA, including, without limitation, the right to increase the interest rate on such sums to the Default Interest Rate.  Holders delay or failure to accelerate this Note or to exercise any other available right or remedy hereunder shall not impair any such right or remedy, nor shall it be construed to be a forbearance or waiver.  The term “Default Interest Rate” means the Prime Rate (as defined below).

10. PRIME RATE.    The term “Prime Rate” means the rate of interest formally adopted from time to time by Chase Manhattan Bank, NA (“Chase”) as its official Prime Rate.  The Prime Rate is not tied to any external rate of interest or index and does not necessarily reflect the lowest rate of interest actually charged at any given time to any particular class or category of customers. Any change in the Prime Rate shall be effective immediately when adopted by Chase, without prior notice to the undersigned.

11. NEW JERSEY LAW.  This Note shall be governed by, and construed in accordance with, the laws of the State of New Jersey as to all matters, including, but not limited to, construction, validity and performance, regardless of conflict of laws principles.  Borrower hereby expressly consents to personal jurisdiction in the State of New Jersey with respect to any and all matters arising under or relating to this Note.

12. PARTIAL INVALIDITY.  If any term or provision of this Note is at any time held to be invalid by any court of competent jurisdiction, the remaining terms and provisions of this Note shall not be affected and shall remain in full force and effect.

13. WAIVERS. Borrower hereby waives presentment, demand, protest, notice of protest, diligence and all other demands and notices in connection with the payment and enforcement of this Note.

14. INTEREST LIMITS.  If any provision of this Note relating to the rate of interest violates any applicable law in effect at the time payment is due, the interest rate then in effect shall be automatically reduced to the maximum rate then permitted by law.  If for any reason Holder should receive as interest an amount that would exceed the highest applicable lawful rate of interest, the amount that would exceed that highest lawful rate shall be deemed to be credited against principal and not to the payment of interest.

15. SUCCESSORS AND ASSIGNS.  This Note shall be binding on Borrower and its successors and assigns, and shall inure to the benefit of Holder and its successors and assigns.  This Note may be assigned by Holder.

IN WITNESS WHEREOF, Borrower has caused this Note to be duly executed on the date first written above.

WITNESS:

By:	/s/ Richard A. Higgs
Name:RICHARD A. HIGGS